Exhibit 10.2

2005 R ESTATED
SENIOR EXECUTIVE SEVERANCE AGREEMENT

          This Agreement is made and entered into as of April 22, 2005 between Stock Yards Bank and Trust Company, a Kentucky banking corporation with its principal office located in Louisville, Kentucky (the "Bank") and David P. Heintzman, with an address at 1040 East Main Street, Louisville, Kentucky 40206 (the "Executive").

Recitals

A.	The Bank is a wholly owned subsidiary of S.Y. Bancorp, Inc., a Kentucky corporation and bank holding company ("SY Bancorp").

B.

SY Bancorp, as the sole shareholder of the Bank, considers the establishment and maintenance of a sound and vital management team to be essential to protecting and enhancing the best interests of the Bank, SY Bancorp, and SY Bancorp's shareholders.

C.

SY Bancorp and the Bank recognize that, as is the case with many publicly held bank holding companies, the possibility exists that an unsolicited tender offer or takeover bid and a consequent change of control of SY Bancorp may occur, and thus, that as a practical matter, a change of control of the Bank, may occur, and that such a possibility is unsettling and distracting to key executives of the Bank.

D.

SY Bancorp and the Bank have concluded that it is in the best interests of SY Bancorp, its shareholders and the Bank to take reasonable steps to help assure certain key executives of the Bank that, notwithstanding an unsolicited tender offer or takeover bid, or an actual change of control, they will be treated fairly and with concern for their welfare.

E.

SY Bancorp and the Bank have also concluded that it is important that, should SY Bancorp receive takeover or acquisition proposals from third parties, that it be able to call upon the key executives of the Bank for their candid assessment and advice concerning whether such proposals are in the best interests of SY Bancorp, its shareholders and the Bank, free of the influences caused by the uncertainties and risks of their own personal employment situations.

F.	For the foregoing reasons the Board of Directors of SY Bancorp and of the Bank have approved the Bank's entering into severance agreements with key executives of the Bank.

G.

The Executive is a key executive of the Bank and has been selected by the Bank's board of directors and by the board of directors of the Bank's sole shareholder, SY Bancorp, as a key executive to participate in this Agreement.

H.

The IRS recently finalized regulations under Code Section 280G, and, in 2005, a new Code Section (409A) became effective that impacts these agreements. These and other recent law changes prompted restatement of Agreements entered into in earlier years.

Agreements

NOW THEREFORE, in consideration of these premises and for other good and valuable consideration, the Bank and the Executive agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

"TERM" shall mean the period commencing on the date first above written and ending 36 months following written notice by the Bank or Executive to the other.

A "CHANGE IN CONTROL" of SY Bancorp shall be deemed to have occurred if:

          (i)      any Person (as defined in this definition) is or becomes the Beneficial Owner (as defined in this definition) of securities of SY Bancorp representing 20% or more of the combined voting power of SY Bancorp's then outstanding securities (unless (A) such Person is the Beneficial Owner of 20% or more of such securities as of April 26, 1995 or (B) the event causing the 20% threshold to be crossed is an acquisition of securities directly from SY Bancorp);

          (ii)      during any period of two consecutive years beginning after April 26, 1995, individuals who at the beginning of such period constitute the Board of Directors of SY Bancorp and any new director (other than a director designated by a person who has entered into an agreement with SY Bancorp to effect a transaction described in clause (i), (iii) or (iv) of this Change in Control definition) whose election or nomination for election was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority of the Board of Directors of SY Bancorp;

          (iii)      the shareholders of SY Bancorp approve a merger or consolidation of SY Bancorp with any other corporation (other than a merger or consolidation which would result in the voting securities of SY Bancorp outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the entity surviving such merger or consolidation), in combination with voting securities of SY Bancorp or such surviving entity held by a trustee or other fiduciary pursuant to any employee benefit plan of SY Bancorp or such surviving entity or of any subsidiary of SY Bancorp or such surviving entity, at least 80% of the combined voting power of the securities of SY Bancorp or such surviving entity outstanding immediately after such merger or consolidation); or

          (iv)      the shareholders of SY Bancorp approve a plan of complete liquidation or dissolution of SY Bancorp or an agreement for the sale or disposition by SY Bancorp of all or substantially all of SY Bancorp's assets.

          (v)      For purposes of the definition of Change in Control, "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, as supplemented by Section 13(d)(3) of such Act; provided, however, that Person shall not include (i) SY Bancorp, any subsidiary or any other Person controlled by SY Bancorp, (ii) any trustee or other fiduciary holding securities under any employee benefit plan of SY Bancorp or of any subsidiary, or (iii) a corporation owned, directly or indirectly, by the shareholders of SY Bancorp in substantially the same proportions as their ownership of securities of SY Bancorp.

          (vi)      For purposes of the definition of Change in Control, a Person shall be deemed the "Beneficial Owner" of any securities which such Person, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of, including pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that: (i) a Person shall not be deemed the Beneficial Owner of any security as a result of an agreement, arrangement or understanding to vote such security (x) arising solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder or (y) made in connection with, or to otherwise participate in, a proxy or consent solicitation made, or to be made, pursuant to, and in accordance with, the applicable provisions of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder; in either case described in clause (x) or clause (y) above, whether or not such agreement, arrangement or understanding is also then reportable by such Person on Schedule 13D under the Securities Exchange Act of 1934, as amended (or any comparable or successor report); and (ii) a Person engaged in business as an underwriter of securities shall not be deemed to be the Beneficial Owner of any securities acquired through such Person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

                    "CAUSE" for termination shall exist if the Executive (i) willfully and continually fails to substantially perform his duties (other than as a result of incapacity or temporary or Permanent Disability) for the Bank as described in the most recent written description of such duties maintained by the Bank's personnel department or as communicated to the Executive after a written demand for substantial performance is delivered to the Executive by the Bank's board of directors specifically identifying the manner in which the board of directors believes that the Executive has not substantially performed his duties; or (ii) engages in gross misconduct constituting a violation of law or breach of fiduciary duty which misconduct is materially and demonstrably injurious to the Bank.

                    "CUSTOMER" shall mean any firm, individual, corporation or entity which used the facilities, products or services of the Bank during the twelve (12) month period immediately preceding the voluntary or involuntary termination of Executive's employment with the Bank; but Customer shall not include any firm, individual, corporation or entity with which Executive had a business relationship, either for Executive or for Executive's previous employer, prior to the date of Executive's employment with the Bank and which Executive specifically identifies in writing to the Bank within thirty (30) days following the date of Executive's employment with the Bank, except that following eighteen (18) months employment with the Bank, any such firm, individual, corporation or entity so identified by Executive shall be deemed to have become a Customer of the Bank if they otherwise meet the definition of "Customer" as set forth above.

"CODE" means Internal Revenue Code of 1986, as amended.

                    "FORCED RESIGNATION" means a resignation at the Executive's initiative following a Change in Control and the occurrence of any of the following triggering events, provided such resignation occurs within twelve (12) months after a triggering event or, if earlier, within thirty-six (36) months after a Change in Control:

          (i)      without his express written consent, the Executive is assigned any duties inconsistent with the positions, duties, responsibilities and status he held with the Bank immediately prior to the Change in Control, or a change occurs in the Executive's reporting responsibilities, titles or offices as in effect immediately prior to the Change in Control, or the Executive is removed from, or there is a failure to re-elect the Executive to, any of such positions, except in connection with the termination of the Executive's employment for Cause, or Work Cessation, or as a result of his death or Permanent Disability;

(ii) a reduction by the Bank in the Executive's salary as in effect on the date hereof or as the same may have been increased from time to time prior to the Change in Control;

          (iii)      the Bank's requiring the Executive to work from an office anywhere other than at the Bank's (or its related Trust Department's) principal executive offices, except for required travel on the Bank's business to an extent substantially consistent with his present business travel obligations or such obligations as are incident to a promotion;

          (iv)      the failure by the Bank to continue in effect any deferred benefit or compensation plan, pension plan, profit sharing plan, life insurance plan, major medical or hospitalization plan or disability plan in which the Executive is participating at the time of the Change in Control (or plans providing substantially similar benefits), or the taking of any action by the Bank which would adversely affect the Executive's participation in, or materially reduce his benefits under, any of such plans or deprive him of any material fringe benefits; or

          (v)      the failure by the Bank to provide the Executive with the number of paid vacation, illness, and personal leave days to which he is entitled at the time of a Change in Control in accordance with the Bank's normal personnel policy applicable to all employees.

                    "WORK CESSATION" shall mean the Executive's voluntary termination from work for the Bank with no intention to seek or pursue other full time business or employment within a reasonable period following that cessation.

"BASE AMOUNT" shall have the meaning given to such term in Code Section 280G(b)(3).

                    "PERMANENT DISABILITY" means any mental or physical condition or impairment which prevents the Executive from substantially performing his duties for a period of more than ninety (90) consecutive days.

                    "ACQUISITION TRANSACTION" shall be deemed to have taken place if the shareholders of SY Bancorp approve (a) a merger or consolidation of SY Bancorp with any other corporation, other than a merger or consolidation which would result in the voting securities of SY Bancorp which are outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the entity surviving such merger or consolidation) at least 80% of the voting securities of SY Bancorp or such surviving entity outstanding immediately after such merger or consolidation or (b) a plan of complete liquidation or dissolution of SY Bancorp or an agreement for the sale or disposition by SY Bancorp of all or substantially all of SY Bancorp's assets.

                    "TERMINATION OF EMPLOYMENT" shall be deemed to have occurred at the close of business on the last day on which an Employee is carried as an active employee on the records of S. Y. Bancorp and the Bank and any other entity that is considered a single employer with them under Code Section 414(b) or 414(c). The Board of Directors shall determine, consistent with Code Section 409A and guidance issued thereunder, whether an authorized leave of absence, change in status to that of purely a contractor or Board member, or other absence on military or government service, constitutes Termination of Employment for purposes of this Agreement.

2. SEVERANCE PAYMENT IN VARIOUS EVENTS.

(a) SEVERANCE PAYMENT UPON INVOLUNTARY TERMINATION PRIOR TO ACQUISITION TRANSACTION.

          (i)      Maximum Amount Payable. Except as set forth in subparagraph 2(a)(ii), if a Change in Control or Acquisition Transaction occurs and the Executive's employment with the Bank is involuntarily terminated by the Board of Directors of the Bank during the Term and within a twelve month period beginning on the later of the date the Board of Directors approves the going forward of discussions with a potential buyer or buyers for S.Y Bancorp or the Bank or the date the Executive has expressed the Executive's written opposition to such sale or potential sale of SY Bancorp or the Bank to the Board of Directors, the Bank shall pay the Executive (A) his full salary through the date of such termination, which termination shall not be effective until the later of the effective date set forth in the Notice of Termination or two weeks following written notice to the Executive, and (B) the Severance Payment described in this subparagraph 2(a)(i). Subject to subparagraph (d) and (e) below, on the effective date of a Change in Control or Acquisition Transaction which results from such discussions, the Bank shall pay to the Executive a severance payment equal to 299 percent of the Executive's Base Amount (the "Severance Payment"). The Severance Payment under this subparagraph 2(a)(i) shall be payable to the Executive in a lump sum, in immediately available funds, and shall be subject to any applicable payroll or other taxes required to be withheld. Such Severance Payment shall be in lieu of any other severance payment provided for by the Bank in accordance with its standard of practice and operations for Executive at the time of payment of this Severance Payment.

          (ii)      Forfeiture Of Severance Payment. No payment shall be made under subparagraph 2(a)(i) to the Executive if (A) the Executive voluntarily divulges or otherwise discloses, directly or indirectly, any trade secrets or other confidential information concerning the business, policies, or sale or potential sale of SY Bancorp or the Bank which is not lawfully attainable from public sources, unless such disclosure is required by law or authorized by the Bank, (B) the Executive is involuntarily terminated by the Bank for Cause, (C) the Executive is terminated due to death, Work Cessation or Permanent Disability, or (D) the Executive fails to fulfill the Executive's responsibilities as an officer and/or director of the Bank and SY Bancorp during the period after the above-mentioned Board of Director's approval and while the Executive remains employed by the Bank; provided, however, following public announcement by the Bank or SY Bancorp of a Change in Control or Acquisition Transaction or proposed Change in Control or Acquisition Transaction, the Executive shall not be deemed to have breached his responsibilities as an officer or director of the Bank and SY Bancorp and thereby to have forfeited his entitlement to the severance payment described in subparagraph 2(a)(i) above if he expresses publicly his opposition to such transaction or proposed transaction, solicits votes or proxies from shareholders of SY Bancorp against the transaction or otherwise solicits or encourages others to oppose such transaction.

                    (b)      SEVERANCE PAYMENT UPON TERMINATION FOLLOWING CHANGE IN CONTROL. During the Term, if the Executive's employment with the Bank terminates (either at the initiative of the Bank or the Executive) within thirty-six (36) months after a Change in Control for any reason whatsoever other than for Cause or as a result of the Executive's death, Work Cessation, or Permanent Disability, the Bank shall pay the Executive his full salary through the date of such termination, which termination shall not be effective until the later of two (2) weeks following written notice thereof to the Executive or the effective date set forth in the notice of termination. In addition, for a termination at the initiative of the Executive (other than a Forced Resignation) that occurs within twenty-four (24) months after a Change in Control, the Bank shall pay the Severance Payment to the Executive as of the effective date of such termination. For a termination at the initiative of the Executive (other than a Forced Resignation) that occurs more than twenty-four (24) months but less than thirty-six (36) months after a Change in Control, the Bank shall pay the Executive as of the effective date of such termination 2/3 of the Severance Payment. For a termination at the Bank's initiative (other than for Cause) that occurs within thirty-six (36) months after a Change in Control or for a Forced Resignation, the Bank shall pay the Severance Payment to the Executive as of the effective date of such termination. Notwithstanding any provision to the contrary, in no event shall any Severance Payment (or portion thereof) be paid to the Executive if the Executive's employment is terminated for Cause or as a result of the Executive's death, Work Cessation, or Permanent Disability. Further, the Severance Payment (or portion thereof) shall be payable to the Executive in a lump sum, in immediately available funds, subject to subparagraph (d) below, on the date the Executive's termination is effective, and shall be subject to any applicable payroll or other taxes required to be withheld. The Severance Payment shall be in lieu of any other severance payment provided for by the Bank in accordance with its standard of practice and operations for Executive at the time of payment of the Severance Payment.

                    (c)      NON-DUPLICATION OF PAYMENTS. In no event shall the Executive receive a payment under both subparagraphs 2(a) and 2(b), and to the extent the Executive satisfies the conditions for payment under both such paragraphs, the Bank shall pay to the Executive the payment computed under whichever paragraph results in the largest payment to the Executive.

                    (d)      DELAY IN PAYMENTS TO KEY EMPLOYEES. Notwithstanding anything herein to the contrary, in the case of an Executive who is a "key employee" within the meaning of Code Section 416(i) for the year in which a Severance Payment would otherwise be made, the Severance Payments shall not commence earlier than six months after the effective date of the Executive's Termination of Employment in accordance with Code Section 409A.

                    (e)      DEFERRED COMPENSATION RESTRICTIONS. If there occurs a pre-Change in Control or Acquisition Transaction termination of Executive's employment as contemplated by subparagraph 2(a) above, the Severance Payment shall only be made if its payment would not constitute the payment of "deferred compensation" within the meaning of Code Section 409A upon an impermissible trigger event. For example, such payment may not be deferred compensation at all under the "short-term deferral" exception from that concept as described in IRS Notice 2005-1, Q&A-4(c), or might be deferred compensation but be paid on a permissible trigger event because the transaction involved falls within the IRS's prescribed definition of a "change in control event" as defined in IRS Notice 2005-1 Q&A-11 through Q&A-14. Whether this restriction on payment applies shall be determined in accordance with the procedure in paragraph 4 hereof.

3. OTHER PAYMENTS AND BENEFITS. Upon termination of the Executive's employment, the Executive shall have the following rights with respect to certain fringe benefits provided by the Bank:

                    (a)      INSURANCE. The Executive shall be entitled to continue, at his sole cost and expense, his participation in all life, disability, major medical and hospitalization insurance plans maintained by the Bank for his benefit or, in the event that such continuation is not permitted under the terms of such plans, the Bank shall, at the Executive's request, arrange for comparable individual plans for the benefit of, but at the sole expense of, the Executive, or shall provide the Executive with such other and greater rights as are required by applicable law.

                    (b)      OTHER PLANS. The Executive's participation in all profit sharing, pension, deferred benefit and retirement and similar plans programs and perks shall continue through the last day of the Executive's employment, with any terminating distributions and/or vested rights under such plans being governed by the terms of such plans.

                    (c)      LOAN PROGRAM. All loans to the Executive under the Bank's loan program that are outstanding as of the time the Executive's employment ceases hereunder shall be treated in the same manner as loans are treated upon other terminations of employment under the Bank's personnel policies in effect on the date hereof.

          4.      CALCULATION METHOD; ADJUSTMENTS TO SEVERANCE PAYMENT. The Bank shall have the responsibility for calculating the Base Amount which shall serve as the basis for calculating the Severance Payments and shall provide such calculations and the support therefor to the Executive upon or as soon as practicable after the Executive's Termination of Employment. The Executive shall have a right to select an certified public accountant, benefits consultant or similar expert to audit the Bank's calculation of the Base Amount, the Severance Payment and the other amounts payable hereunder, at the Bank's expense. If such audit reveals that the calculations performed by the Bank were in error or have resulted in the payment to the Executive of an amount less than that to which he is entitled hereunder, the Bank shall immediately rectify such underpayment.

5. BANK REGULATORY PROVISION. Notwithstanding any other provision of this Agreement, the parties agree as follows:

                    (a)      The Bank's board of directors may terminate the Executive's employment at any time, but any termination by the Bank's board of directors other than termination for Cause, shall not prejudice the Executive's right to compensation or other benefits under the Agreement. The Executive shall have no right to receive compensation or other benefits for any period after termination for Cause.

                    (b)      If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)) the Bank's obligations under the Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion, (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended or (ii) reinstate (in whole or in part) any of its obligations which were suspended.

                    (c)      If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Bank under the Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

                    (d)      If the Bank is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under the Agreement shall terminate as of the date of default, but this paragraph 5(d) shall not affect any vested rights of the contracting parties.

(e) All obligations under the Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank:

          (i)      by the Director or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the Federal Deposit Insurance Act; or

          (ii)      `by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.

          6.      FEES AND COSTS. The Bank agrees to advance to Executive all legal fees, costs, and expenses arising out of or in any way related to or incurred by the Executive in connection with enforcing any right or benefit provided in this Agreement, or in interpreting this Agreement, or in contesting or disputing any termination of the Executive's employment hereunder purportedly for Cause or other action taken by the Bank hereunder;

          7.      INDEMNITY. The Bank agrees to and does hereby indemnify and hold Executive harmless from and against any and all excise taxes payable by the Executive pursuant to Code Section 4999 as a result of any payment hereunder being deemed an "excess parachute payment" under Code Section 280G, and all further excise taxes and federal and state income taxes (together with interest and penalty, if any) payable with respect to, or as a result of the operation of, this indemnification provision, it being the intent of this paragraph 7 to "gross up" the amount paid to the Executive so that he is in the same economic position he would have been but for certain payments hereunder being deemed excess parachute payments. For purposes of the preceding sentence, to the extent the payments made under this Agreement, together with other payments made by SY Bancorp or the Bank to the Executive, cause the total of all such payments to result in an "excess parachute payment" under Code Section 280G, an ordering rule shall apply whereby the payments under this Agreement shall be deemed the "excess parachute payment"; provided, however, in no event shall the amount which is deemed to be the "excess parachute payment" for purposes of the indemnification under this paragraph 7 exceed the actual "excess parachute payment" under Code Section 280G, resulting from payments made to the Executive by SY Bancorp or the Bank.

          8.      MITIGATION. The Executive shall not be required to mitigate the amount of any payment provided for in its Agreement, whether by seeking other employment or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned or received by the Executive as a result of his employment by another employer following his termination hereunder.

          9.      COVENANT NOT TO COMPETE. Notwithstanding the terms and provisions of any other "Officer Non-Solicitation and Confidentiality Agreement" by and between the Bank and the Executive, which may provide for negation of covenants not to compete from the Executive to the Bank in the event of a Change in Control as defined herein, in the event of the receipt by the Executive of Severance Payments hereunder, the Executive hereby covenants to the Bank, for a period of eighteen (18) months following the receipt of the Severance Payment as contemplated herein, Executive will not, directly or indirectly, either for the Executive or for any other person, entity or company, (i) solicit Customers, or business patronage, of the Bank for the purpose of providing services which are identical or similar to services then provided by the Bank either within the Commonwealth of Kentucky, or within a radius of fifty (50) miles from the Bank's offices in Louisville, Kentucky, (ii) divert or attempt to divert from the Bank any Customer of the Bank, or (iii) solicit for employment any employee of the Bank. It is understood that breach of this provision by Executive will result in irreparable injury to the Bank and, by reason thereof, Executive consents and agrees that, for any violation of this provision, the rights of the Bank under the terms of this Agreement may be specifically enforced with injunctive relief and Executive hereby waives any claim or defense that the Bank has an adequate remedy at law. This remedy of injunctive relief shall be in addition to the right of the Bank to pursue any other remedies at law or in equity available to it, including the recovery of damages and reasonable attorney fees.

          10.      NOTICES. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Bank or, in the case of the Bank, at its principal executive offices.

11. GOVERNING LAW. The provisions of this Agreement shall be construed in accordance with the laws of the Commonwealth of Kentucky.

          12.      AMENDMENT. This Agreement may be amended or cancelled by mutual agreement of the parties in writing without the consent of any other person and, so long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof. The Agreement as in effect (as amended) prior to this 2005 Restated Agreement is hereby superseded in its entirety.

          13.      SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Bank and its successors and assigns; including but not limited to any successor to the Bank, direct or indirect, resulting from purchase, merger, consolidation or otherwise. This Agreement shall also be binding upon the Executive and shall inure to the benefit of the Executive, his personal or legal representatives, successors, heirs and assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

STOCK YARDS BANK AND TRUST COMPANY

By: /s/ Nancy B. Davis

Title: Executive Vice President

Date: 4-22-2005

/s/ David P. Heintzman
David P. Heintzman

Date: 4/22/05